Exhibit 10.3

BOGOTA SAVINGS BANK

AMENDED AND RESTATED

DIRECTOR RETIREMENT PLAN

Bogota, New Jersey

Originally Effective July 1, 2005

Amendment and Restatement Effective January 1, 2014

(incorporating Amendments One and Two)

AMENDED AND RESTATED DIRECTOR RETIREMENT PLAN

This Amended and Restated Director Retirement Plan (the “Plan”), initially effective as of the 1st day of July, 2005, and as amended and restated, effective as of the 1st day of January, 2014, subject to the approval of the Division of Banking of the New Jersey Department of Banking and Insurance, formalizes the understanding by and between Bogota Savings Bank (the “Bank”), a New Jersey chartered mutual savings bank, and its non-employee directors, hereinafter referred to as “Director(s)”, who shall be eligible to participate in this Plan by execution of a Director Retirement Plan Joinder Agreement (“Joinder Agreement”) in a form provided by the Bank.

W I T N E S S E T H :

WHEREAS, the Directors serve the Bank as members of the Board of Directors (“Board”); and

WHEREAS, the Bank previously adopted a Directors Retirement Plan for Directors who have provided long and faithful service to the Bank and to ensure the continued service on the Board by such Directors until retirement age; and

WHEREAS, the Directors Retirement Plan was approved by the New Jersey Department of Banking and Insurance; and

WHEREAS, the Bank and the Directors wish to amend and restated the Directors Retirement Plan at this time in order to increase the level of retirement benefits provided thereunder and to provide the terms and conditions upon which the Bank shall pay such additional compensation to the Directors after retirement or other Separation from Service and/or death benefits to their beneficiaries after death; and

WHEREAS, this Plan shall be an unfunded arrangement, maintained primarily to provide supplemental retirement income for such Directors; and

WHEREAS, the Bank has adopted this Amended and Restated Director Retirement Plan, subject to the further approval of the Division of Banking of the New Jersey Department of Banking and Insurance, which controls all issues relating to Retirement Benefits as described herein; and

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) requires that certain types of deferred compensation arrangements comply with its terms or be subject to current taxes and penalties.

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and the Directors agree as follows:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1	“Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.2	“Administrator” means the Board of Directors of the Bank.

1.3

“Average Annual Retainer” means the average annual retainer paid to Directors of the Bank for the three calendar years (not necessarily consecutive) during which the Director received the highest annual retainer.

1.4	“Bank” means Bogota Savings Bank and any successor thereto.

1.5

“Beneficiary” means the person or persons (and their heirs) designated as Beneficiary in the Director’s Joinder Agreement to whom the deceased Director’s benefits are payable. If no Beneficiary is so designated, then the Director’s Spouse, if living, will be deemed the Beneficiary. If the Director’s Spouse is not living, then the Children of the Director will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then the Estate of the Director will be deemed the Beneficiary.

1.6

“Benefit Age” shall mean the later of age 65 or the date that is ten (10) years after commencement of service on the Board of Directors; but no later than age 75, the age for mandatory retirement from the Board.

1.7

“Benefit Eligibility Date” shall be the date on which a Director is entitled to receive a benefit under the Plan. Unless otherwise set forth in another Section of this Plan, a Director’s “Benefit Eligibility Date” shall occur on the 1st day of the month coincident with or next following (i) the month in which the Director retires following attainment of his Benefit Age; (ii) the first day of the month coincident to or next following attainment of Benefit Age, if Separation from Service occurs due to voluntary or involuntary Separation from Service prior to Benefit Age (other than due to death or Disability or within two (2) years following a Change in Control); (iii) the month in which a Disability determination is made; (iv) the month in which the Director dies; or (v) the month in which the Director has a Separation from Service (either voluntarily or involuntarily) within two (2) years of a Change in Control. For purposes of this Plan, the Director’s Benefit Eligibility Date shall not be deemed to have occurred until the Director’s Separation from Service.

1.8	“Board” means the Board of Directors of the Bank.

1.9

“Cause” means (i) a material violation by a Director of any applicable material law or regulation respecting the business of the Bank; (ii) a Director being found guilty of a felony or an act of dishonesty in connection with the performance of such Director’s duties as a director of the Bank, or which disqualifies Director from serving as a director of the Bank; (iii) Director is removed or suspended from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act, as amended (the “FDIA”), or any other applicable state or federal law or (iv) Director’s willful or negligent failure to perform his duties hereunder in any material respect. Director shall be entitled to at least thirty (30) days prior written notice of the Bank’s intention to terminate Director’s service for Cause, specifying the grounds for such termination, a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination, and a reasonable opportunity to present to the Board the Director’s position regarding any dispute relating to the existence of such Cause.

1.10

“Change in Control” shall mean (i) a change in ownership of the Bank under paragraph (a) below, or (ii) a change in effective control of the Bank under paragraph (b) below, or (iii) a change in the ownership of a substantial portion of the assets of the Bank under paragraph (c) below:

(a)

Change in the ownership of the Bank. A change in the ownership of the Bank shall occur on the date that any one person, or more than one person acting as a group (as defined in paragraph (b)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (b) below). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section. This paragraph (a) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(b)

Change in the effective control of the Bank. A change in the effective control of the Bank shall occur on the date that either (i) any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (b)(ii), the term corporation refers solely to a corporation for which no other corporation is a majority shareholder. In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a corporation will not have occurred. If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this paragraph (b)), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (a)). Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(c)

Change in the ownership of a substantial portion of the Bank’s assets. A change in the ownership of a substantial portion of the Bank’s assets shall occur on the date that any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

(d)

Each of the sub-paragraphs (a) through (c) above shall be construed and interpreted consistent with the requirements of Code Section 409A and any Treasury regulations or other guidance issued thereunder.

(e)

Notwithstanding anything herein to the contrary, the reorganization of the Bank as the wholly-owned subsidiary of a holding company in a standard conversion or mutual holding company reorganization shall not be deemed to be a Change in Control.

1.11

“Children” means the Director’s children, or the issue of any deceased Children, then living at the time payments are due the Children under this Plan. The term “Children” shall include both natural and adopted Children.

1.12	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

1.13

“Disability” means any case in which a Director: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees or non-employee directors of the Bank; or (iii) is determined to be disabled by the Social Security Administration.

1.14	“Disability Benefit” means the monthly benefit payable to the Director following a determination of the Director’s Disability.

1.15

“Effective Date” of this Plan was, originally, July 1, 2005. The Effective Date of this Amendment and Restatement is January 1, 2014, subject to the approval of the New Jersey Department of Banking and Insurance, Division of Banking.

1.16	“Estate” means the estate of the Director.

1.17

“Interest Factor” means six percent (6%) or such other percentage as determined from time to time by the Board by a written resolution. The Interest Factor shall be applied for purposes of compounding or discounting, as applicable, on a monthly basis, the accruals under FAS 87 toward the Retirement Benefit and shall be based on reasonable assumptions. For purposes of determining the Interest Factor to be applied to a lump sum distribution under Sections 3.4 or 10.2(c) hereof, the Interest Factor shall be determined using the applicable Federal rate as set forth in Code Section 1274(d) for the month in which the benefit shall be paid.

1.18

“Joinder Agreement” means the agreement entered into by a Director on initial participation in the Plan. It is intended that the Joinder Agreement shall be consistent with the Plan in all respects, however, in the event of an inconsistency between the Joinder Agreement and the Plan, the Plan shall control.

1.19

“Payout Period” means the time frame during which certain benefits payable hereunder shall be distributed. Payments shall be made in equal monthly installments commencing within thirty (30) days following the occurrence of the event which triggers distribution.

(a)	If the Director has a Separation from Service on the Board on or after attainment of his Benefit Age, the Payout Period shall be a period of One Hundred Twenty (120) consecutive months.

(b)

If the Director has a Separation from Service on the Board prior to attainment of his Benefit Age, including due to Disability, the Payout Period shall be the same number of months as the Director served on the Board, up to One Hundred Twenty (120) Months. Notwithstanding the foregoing, in the event of a Change in Control and Separation from Service prior to Benefit Age, the Payout Period shall be as set forth in Section 3.4(b) or 3.4(c) hereof.

(c)	For purposes of the Survivor’s Benefits payable hereunder, the Payout Period shall be One Hundred Twenty (120) consecutive months.

1.20	“Plan Year” shall mean the calendar year.

1.21

“Retirement Benefit” means an annual amount payable to the Director who retires from or otherwise has a Separation from Service with the Board (other than for Cause). The annual Retirement Benefit shall be 100% of the Directors Average Annual Retainer paid for the thirty-six (36) month period prior to the Director’s Separation from Service from the Board. The Retirement Benefit shall be paid over the Payout Period.

1.22

“Separation from Service” or “Separate from Service” shall mean, consistent with Code Section 409A(2)(a)(i), the Director’s death, Disability, retirement or Separation from Service (involuntary or voluntary) from the Board following a resignation from the Board or failure to be reappointed or reelected to the Board. For these purposes, a Director shall not be deemed to have a “Separation from Service” if the Director serves on the Board of the Bank or any member of a controlled group of corporations with the Bank within the meaning of Treasury Regulation 1.409A-1(a)(3).

1.23	“Spouse” means the individual to whom the Director is legally married at the time of the Director’s death.

1.24	“Survivor’s Benefit” means an annual amount payable to the Beneficiary in monthly installments throughout the Payout Period, and subject to Section 3.2.

1.25	“Treasury Regulations” means the regulations promulgated under the Code.

SECTION II

ESTABLISHMENT OF RABBI TRUST

The Bank may establish a rabbi trust into which the Bank may contribute assets which shall be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s “Insolvency” as defined in the plan which establishes such rabbi trust, until the contributed assets are paid to the Directors and their Beneficiaries in such manner and at such times as specified in this Plan. It is the intention of the Bank to make contributions to the rabbi trust to provide the Bank with a source of funds to assist it in meeting the liabilities of this Plan. The rabbi trust and any assets held therein shall conform to the terms of the rabbi trust agreement which may be established in conjunction with this Plan. To the extent the language in this Plan is modified by the language in the rabbi trust agreement, the rabbi trust agreement shall supersede this Plan. Any contributions to the rabbi trust shall be made during each Plan Year in accordance with the rabbi trust agreement.

SECTION III

BENEFITS

3.1

Retirement Benefit. A Director who remains in the service of the Board until attainment of his Benefit Age shall be entitled to the Retirement Benefit. Such Retirement Benefit shall commence on the Benefit Eligibility Date, and shall be payable in monthly installments throughout the Payout Period. In the event a Director dies after commencement of the Retirement Benefit payments but before completion of all such payments due and owing hereunder, the Bank shall pay to the Director’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

3.2

Death During Service on the Board. If the Director dies while in the service of the Bank, the Director’s Beneficiary shall be entitled to the Survivor’s Benefit. The Survivor’s Benefit shall commence on the Benefit Eligibility Date and shall be payable in monthly installments throughout the Payout Period. The Survivor’s Benefit shall be equal to the full Retirement Benefit, calculated as if the Director had survived and remained in the service of the Bank until reaching his Benefit Age.

3.3	Voluntary or Involuntary Termination Prior to Benefit Age.

If the Director’s service with the Bank is voluntarily or involuntarily terminated prior to the attainment of his Benefit Age, for any reason other than for Cause, the Director’s death, Disability, or following a Change in Control, the Director (or his Beneficiary) shall be entitled to the monthly Retirement Benefit throughout the Payout Period commencing at the Director’s Benefit Age set forth in his or her Joinder Agreement. In the event the Director dies at any time after commencement of payments hereunder, but prior to completion of all such payments due and owing hereunder, the Bank shall pay to the Director’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period. In the event the Director dies after Separation from Service but before commencement of payments hereunder, the Director’s Beneficiary shall be entitled to the Retirement Benefit that would have been payable to the Director at his or her Benefit Age, payable over the applicable Payout Period determined under Section 1.19(b) hereof, commencing on the first day of the month following the month in which the Director dies. All payments made under this Section 3.3 shall only be made if the Director’s termination from the Board constitutes a Separation from Service.

3.4	Separation from Service Related to a Change in Control.

(a)

If a Change in Control occurs at the Bank, and thereafter the Director’s service on the Board is terminated (either voluntarily or involuntarily) within three (3) years following such Change in Control, other than due to termination for Cause, the Director shall be entitled to his Retirement Benefit as if the Director had ten (10) years of service at the Bank at time of termination.

(b)

If the Director’s service on the Board is terminated on or before the second (2nd) anniversary date of the effective date of the Change in Control, such benefit shall commence within thirty (30) days following his Separation from Service, and shall be payable in monthly installments throughout the Payout Period. Notwithstanding anything herein to the contrary, if necessary to comply with Code Section 409A, the Payout Period shall be determined in accordance with Section 1.19(b), however the amount paid each month shall be determined by determining the aggregate value of the monthly benefit payable over 120 months and dividing that into the number of months that the Director was a member of the Board of the Bank. Alternatively, if the Director has made an election in his Joinder Agreement, on or before December 31, 2008 (or if the Director was not a member of the Board as of December 31, 2008, the 30th day following the date on which the Director is initially eligible to participate in the Plan), to have the benefit paid in a lump sum if Separation from Service occurs on or before the second (2nd) anniversary date of the effective date of the Change in Control and Separation from Service does occur within such two year period, then the present value of his Retirement Benefit (discounted using the Interest Factor) shall be payable commencing within thirty (30) days of the Change in Control in the form of a single lump sum distribution.

(c)

If the Director’s service on the Board is terminated after the second anniversary date of the effective date of the Change in Control, such benefit shall commence at the Director’s Benefit Age, and shall be payable in monthly installments throughout the Payout Period. Notwithstanding anything herein to the contrary, if necessary to comply with Code Section 409A, the Payout Period shall be determined in accordance with Section 1.19(b), however the amount paid each month shall be determined by determining the aggregate value of the monthly benefit payable over 120 months and dividing that into the number of months that the Director was a member of the Board of the Bank.

(d)

In the event that the Director dies at any time after commencement of the payments, but prior to completion of all such payments due and owing hereunder, the Bank, or its successor, shall pay to the Director’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b)

If, after such Separation from Service, the Director dies prior to commencement of the Retirement Benefit hereunder, the Director’s Beneficiary shall be entitled to the Survivor’s Benefit which shall commence on the Benefit Eligibility Date. The Survivor’s Benefit shall be payable in monthly installments over the Payout Period.

3.5	Termination for Cause. If the Director is terminated for Cause, all benefits under this Plan shall be forfeited and this Plan shall become null and void as to the Director.

3.6	Disability Benefit.

(a)

Notwithstanding any other provision hereof, a Director who has not attained his Benefit Eligibility Date shall be entitled to receive the Disability Benefit hereunder, in any case in which it is determined that the Director has incurred a Disability. If the Director’s service is terminated pursuant to this paragraph, the Director’s Benefit Eligibility Date shall be the first day of the month following the month in which the Disability determination is made. The Director shall receive the Disability Benefit in lieu of any benefit available under Section 3.3. The Disability Benefit shall be payable in monthly installments over the Payout Period, determined in accordance with Section 1.19(b) hereof. In the event the Director dies while receiving payments pursuant to this Subsection, but prior to the completion of all payments due and owing hereunder, the Bank shall pay to the Director’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b)

If the Director dies after it is determined that such Director has incurred a Disability but before the commencement of such payments, the Director’s Beneficiary shall be entitled to the Director’s Disability Benefit payable over the Payout Period set forth in Section 1.19(b) hereof. Such benefit shall be payable to the Beneficiary in monthly installments over the Payout Period commencing within thirty (30) days of the Director’s death.

3.7	Non-Competition During and After Service on the Board.

(a)

In order to be eligible for the benefits hereunder the Director shall not actively engage, either directly or indirectly, in any business or other activity which is or may be deemed to be in any way competitive with or adverse to the best interests of the business of the Bank so long as he remains in the service of the Bank and for two (2) years following Separation from Service, unless the Director’s participation therein has been consented to, in writing, by the Board of Directors. In the event a Director violates this Section 3.7(a) within two (2) years of Separation from Service, any benefits being paid to the Director shall cease being paid unless or until the Director ceases violation of this Section 3.7(a) upon, and within thirty (30) days of, written notice from the Board to cease such activity, or the Director is the successful party in a claims or arbitration proceeding brought under Section 8.2 hereof.

(b)	In order to receive or continue receiving benefits under this Plan, the Director shall not, without the prior written consent of the Bank, become associated with,

in the capacity of an employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area of the business of the Bank which enterprise is, or may be deemed to be, competitive with any business carried on by the Bank either during service with the Bank or, as of the date of the termination of the Director’s service or his retirement, for a period of two (2) years following Separation from Service. In the event the Director violates this Section 3.7(b), any benefits being paid to the Director shall cease being paid unless or until the Director ceases violation of this Section 3.7(b) upon, and within thirty (30) days of, written notice from the Board to cease such activity or affiliation, or the Director is the successful party in a claims or arbitration proceeding brought under Section 8.2 hereof.

(c)

In the event of a termination of the Director’s service related to a Change in Control pursuant to Section 3.4, paragraph (b) of this Section 3.7 shall cease to be a condition to the performance by the Bank of its obligations under this Plan.

3.8

Breach. In the event of any breach by the Director of the agreements and covenants contained herein, the Board of Directors of the Bank shall direct that any unpaid balance of any payments to the Director under this Plan be suspended, and shall thereupon notify the Director of such suspensions, in writing. Thereupon, if the Board of Directors of the Bank shall determine that said breach by the Director has continued for a period of one (1) month following notification of such suspension, all rights of the Director and his Beneficiaries under this Plan, including rights to further payments hereunder, shall thereupon terminate.

SECTION IV

BENEFICIARY DESIGNATION

The Director shall make an initial designation of primary and secondary Beneficiaries upon execution of his Joinder Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator in substantially the form attached as Exhibit A to the Joinder Agreement, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of the Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION V

DIRECTOR’S RIGHT TO ASSETS

The rights of the Director, any Beneficiary, or any other person claiming through the Director under this Plan, shall be solely those of an unsecured general creditor of the Bank. The Director, the Beneficiary, or any other person claiming through the Director, shall only have the right to receive from the Bank those payments so specified under this Plan. The Director agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally fund this Plan. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Plan, unless expressly provided herein, shall not be deemed to be held under any trust for the benefit of the Director or his Beneficiaries, nor shall any asset be considered security for the performance of the obligations of the Bank. Any such asset shall be and remain, a general, unpledged, and unrestricted asset of the Bank.

SECTION VI

RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan. The Director, his Beneficiaries or any successor in interest to him shall be and remain simply a general unsecured creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Bank reserves the absolute right in its sole discretion to either purchase assets to meet its obligations undertaken by this Plan or to refrain from the same and to determine the extent, nature, and method of such asset purchases. Should the Bank decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such assets at any time, in whole or in part. At no time shall the Director be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical examination and by supplying such additional information necessary to obtain such insurance or annuities.

SECTION VII

ALIENABILITY AND ASSIGNMENT PROHIBITION

Neither the Director nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Director or any Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

SECTION VIII

ACT PROVISIONS

8.1

Named Fiduciary and Administrator. The Board of Directors of the Bank, as Administrator, shall be the “Named Fiduciary” of this Plan, as defined under the Act. As Administrator, the Board of Directors of the Bank shall be responsible for the management, control and administration of the Plan as established herein. The board of Directors may delegate the administration of the Plan to its executive committee or to a pension committee appointed by the Board. Any committee so delegated shall be entitled to employ advisors and delegate ministerial duties to qualified individuals.

8.2

Claims Procedure and Arbitration. In the event that benefits under this Plan are not paid to the Director (or to his Beneficiary in the case of the Director’s death) or the payment of benefits is curtailed for reasons set forth in Sections 3.7(a) or 3.7(b) and such claimant feels that he or she is entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing, within ninety (90) days of receipt of such claim, their specific reasons for such denial, reference to the provisions of this Plan or the Joinder Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Plan, the Joinder Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan or the Joinder Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Plan and the Joinder Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules. If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION IX

MISCELLANEOUS

9.1

No Effect on Director’s Rights. Nothing contained herein will confer upon the Director the right to be retained in the service of the Bank nor limit the right of the Bank to deal with the Director without regard to the existence of the Plan.

9.2

State Law. The Plan is established under, and will be construed according to, the laws of the State of New Jersey, to the extent such laws are not preempted by the Act and valid regulations published thereunder.

9.3

Construction and Severability. This Plan is adopted following the enactment of Code Section 409A and is intended to be construed consistent with the requirements of that Section, the Treasury regulations and other guidance issued thereunder. If any provision of the Plan shall be determined to be inconsistent therewith for any reason, then the Plan shall be construed, to the maximum extent possible, to give effect to such provision in a manner that is consistent with Code Section 409A, and if such construction is not possible, as if such provision had never been included. In the event that any of the provisions of this Plan or portion thereof are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held to be invalid or inoperative, and (2) the invalidity and enforceability of the remaining provisions will not be affected thereby. If required by Code Section 409A, a Director’s Separation from Service on the Board shall be deemed to be defined in accordance with the definition of Separation from Service set forth thereunder.

9.4

Incapacity of Recipient. In the event the Director is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Plan to which such Director is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

9.5

Unclaimed Benefit. The Director shall keep the Administrator informed of his current address and the current address of his Beneficiaries. The Administrator shall not be obligated to search for the whereabouts of any person. If the location of the Director is not made known to the Administrator as of the date upon which any payment of any benefits may first be made, the Administrator shall delay payment of the Director’s benefit payment(s) until the location of the Director is made known to the Administrator; however, the Administrator shall only be obligated to hold such benefit payment(s) for the Director until the expiration of thirty-six (36) months. Upon expiration of the thirty-

six (36) month period, the Administrator may discharge its obligation by payment to the Director’s Beneficiary. If the location of the Director’s Beneficiary is not made known to the Administrator by the end of an additional two (2) month period following expiration of the thirty-six (36) month period, the Administrator may discharge its obligation by payment to the Director’s Estate. If there is no Estate in existence at such time or if such fact cannot be determined by the Administrator, the Director and his Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such Director and/or Beneficiary under this Plan.

9.6

Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank, or as a member of the Board of Directors shall be personally liable to the Director or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

9.7	Gender. Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

9.8

Effect on Other Corporate Benefit Plans. Nothing contained in this Plan shall affect the right of the Director to participate in or be covered by any other corporate benefit available to Directors of the Bank constituting a part of the Bank’s existing or future compensation structure.

9.9

Suicide. Notwithstanding anything to the contrary in this Plan, the benefits otherwise provided herein shall not be payable and this Plan shall become null and void with respect to the Director if the Director’s death results from suicide, whether sane or insane, within twenty-four (24) months after the execution of his Joinder Agreement.

9.10

Inurement. This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Director, his successors, heirs, executors, administrators, and Beneficiaries.

9.11	Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

9.12

Payment of Code Section 409A Taxes. This Plan shall permit the acceleration of the time or schedule of a payment to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. Such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

9.13

Acceleration of Benefit Payments. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); or (v) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

SECTION X

AMENDMENT/TERMINATION

10.1

This Plan shall not be amended or modified at any time, in whole or part, as to any Director, without the mutual written consent of the Director and the Bank, and such mutual consent shall be required even if the Director is no longer in the service of the Bank.

10.2

Complete Termination. The Board may completely terminate the Plan, subject to the requirements of Code Section 409A. In the event of complete termination, the Plan shall cease to operate and the Employer shall pay out to each Director his Account as if that Director had a Separtion from Service as of the effective date of the complete termination. Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a)

The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in each Director’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)

The Board may terminate the Plan within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Employer are terminated so that the Directors and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(c)

The Board may terminate the Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulation 1.409A-1(c) if the Director covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within twelve (12) months of the termination of the arrangement; (iv) all payments are made within twenty-four (24) months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations 1.409A-1(c) if the Director participated in both arrangements, at any time within three years following the date of termination of the arrangement.

(d)	The Board may terminate the Plan pursuant to such other terms and conditions as the Internal Revenue Service may permit from time to time.

SECTION XI

EXECUTION

11.1

This Plan sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan.

11.2	This Plan shall be executed in triplicate, each copy of which, when so executed and delivered, shall be an original, but all three copies shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this amended and restated Plan to be executed and effective as of January 1, 2014, subject to the approval of the New Jersey Department of Banking and Insurance, Division of Banking.

ATTEST:	BOGOTA SAVINGS BANK

/s/ Joseph Coccaro	By:	/s/ Steven M. Goldberg
	Its:	Chairman of the Board

DIRECTOR RETIREMENT PLAN

JOINDER AGREEMENT

I,                                     , and Bogota Savings Bank hereby agree that I shall participate in the Director Retirement Plan (“Plan”) established on July 1, 2005, as amended and restated as of January 1, 2014, by Bogota Savings Bank, as such Plan may now exist or hereafter be modified; and do further agree to the terms and conditions thereof. I understand that my receipt (or my Beneficiary’s receipt) of the Retirement Benefit (or Survivor’s Benefit) shall be subject to all provisions of the Plan. I acknowledge that a copy of the Plan document has been provided to me along with a copy of this Joinder Agreement. I acknowledge that I have read the Plan and agree to be bound by its terms. In the event of any inconsistencies in the Plan and this Joinder Agreement, the terms of the Plan shall control.

I understand that I must execute this Director Retirement Plan Joinder Agreement (“Joinder Agreement”) within 30 days of my first becoming eligible for the Plan with respect to amounts deferred in my initial year of eligibility and that thereafter, any Joinder Agreement I execute shall only take effect as of the January 1 following my execution of such Joinder Agreement.

My “Benefit Age” shall be the later of age Sixty-Five (65) or my age at the time I have 10 years of service on the Board, provided however, my Benefit Age shall not be later than age 75, the mandatory age for retirement from the Board.

My annual “Retirement Benefit” shall be equal to 100% of my Average Annual Retainer paid over a three year period (not necessarily consecutive) during which the highest annual retainer was received. Such annual Retirement Benefit shall be paid in twelve equal monthly installments. I shall be entitled to a Retirement Benefit upon my Separation from Service upon attainment of my Benefit Age or following a Change in Control.

My “Payout Period” generally shall be one hundred twenty (120) consecutive months (i.e., 10 years), except to the extent that I have a voluntary or involuntary Separation from Service prior to 10 years of service, other than due to my death or a Change in Control, but including due to Disability. In the event of my Separation form Service prior to 10 years of service, other than due to my death or a Change in Control, but including due to my Disability, then my Payout Period shall equal the number of full months that I was on the Board of the Bank.

In the event of a Change in Control and my Separation from Service in connection with or within two (2) years following the Change in Control, I elect to receive my Retirement Benefit in the form of:

         120 monthly payments

         a lump sum payment that is the present value of 120 monthly payments.

I hereby designate the following individuals as my “Beneficiary” and I am aware that I can subsequently change such designation by submitting to the Administrator, at any subsequent time, and in substantially the form attached hereto as Exhibit A, a written designation of the primary and secondary Beneficiaries to whom payment under the Plan shall be made in the event of my death prior to complete distribution of the benefits due and payable under the Plan. I understand that any Beneficiary designation made subsequent to execution of the Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

PRIMARY BENEFICIARY:

Name:                                                                  % of Benefit:

Name:                                                                  % of Benefit:

Name:                                                                  % of Benefit:

SECONDARY BENEFICIARY (if all Primary Beneficiaries pre-decease the Director):

Name:                                                                  % of Benefit:

Name:                                                                  % of Benefit:

Name:                                                                  % of Benefit:

I further understand that I am entitled to review or obtain a copy of the Plan, at any time, and may do so by contacting the Bank.

Effective as of the          day of                     , 20    .

Director	Bank’s Duly Authorized Officer

Exhibit A

BOGOTA SAVINGS BANK

DIRECTOR RETIREMENT PLAN

BENEFICIARY DESIGNATION

The Director, under the terms of the Director Retirement Plan executed by Bogota Savings Bank, of Bogota, New Jersey, established on July 1, 2005, as amended and restated as of January 1, 2014, hereby designates the following Beneficiary(ies) to receive any guaranteed payments or death benefits under such Plan, following his death:

PRIMARY BENEFICIARY:

Name:                                                                  % of Benefit:

Name:                                                                  % of Benefit:

Name:                                                                  % of Benefit:

SECONDARY BENEFICIARY (if all Primary Beneficiaries pre-decease the Director):

Name:                                                                  % of Benefit:

Name:                                                                  % of Benefit:

Name:                                                                  % of Benefit:

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect and this Beneficiary Designation is revocable.

Date:

Witness	Director